EXHIBIT 10.3

CHROMOCELL THERAPEUTICS CORPORATION

AMENDED AND RESTATED CONSULTANT AGREEMENT

This Amended and Restated Consultant Agreement (the “Agreement”) is dated June 23, 2023, effective as of May 15, 2023 (the “Effective Date”), by and between Chromocell Therapeutics Corporation (“CTC” or the “Company”) and Camden Capital LLC (“Consultant”). Collectively, the Company and Consultant may be referred to herein as the “Parties” or each individually as a “Party.”

RECITALS

WHEREAS, the Company desires to retain the services of Consultant, and Consultant agrees to provide such services utilizing Francis Knuettel II (“Knuettel”) to satisfy such obligation; and

WHEREAS, the Company and Knuettel had executed an offer letter dated June 2, 2022 (the “Initial Agreement”) and a Consulting Agreement on January 9th, 2023 (“Initial Consultant Agreement”) and it is the intent of the Company, Consultant and Knuettel to supersede in its entirety the Initial Agreement and the Initial Consultant Agreement, which, upon the full execution and delivery of this Agreement, shall be null and void and shall no longer have any further force or effect; and

WHEREAS, this Agreement clarifies the mutual expectations of the continuing engagement between Consultant and the Company.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the Parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

1.             Term. The Company shall retain the services of Consultant on, and Consultant hereby agrees to, the terms and conditions set forth herein. As of the Effective Date, Knuettel also serves as Company’s Chief Financial and Strategy Officer, Treasurer and Secretary, for which positions Knuettel shall not be entitled to any compensation in addition to what is set forth herein.

Consultant’s services under this Agreement shall be for an unspecified term (the “Term”). For the avoidance of doubt, Company may (a) terminate Consultant’s services, subject to the consequences described herein, at any time for any reason or for no reason, provided that such termination does not violate state or federal law and (b) request the immediate resignation of any position in Company maintained by Knuettel.

At the beginning of the Term, the Company acknowledges and agrees to Consultant’s hybrid remote work arrangement wherein Consultant is primarily working remotely. Consultant will agree on a definitive arrangement aligned with the schedules of other senior executives of the Company within six months after the IPO. For purposes of this Agreement, an “IPO” shall mean the date as of which the Board approves a funded budget with appropriately established milestones subsequent to the effective date of a registration statement on Form S-1 under the Securities Act of 1933, as amended.

2.            Duties and Responsibilities. During the Term of this Agreement, Consultant shall perform such duties as the Chief Executive Officer of the Company (the “CEO”) and/or the Board of Directors of Company (the “Board”) may require. Consultant will discharge its duties at all times in accordance with any and all policies of the Company and applicable law.

The Parties acknowledge and agree that Consultant (and Knuettel) may contemporaneously perform services for other organizations, provided that those activities do not materially interfere with the services required under this Agreement. Furthermore, this Agreement shall not be interpreted to prohibit Consultant (or Knuettel) from making passive personal investments if those activities do not materially interfere with the services required under this Agreement and if those investments do not create any conflict of interest with Consultant’s (or Knuettel’s) duties to the Company; provided, however, that Consultant (and Knuettel) may invest in index funds without regard to conflicts of interest.

3.	Compensation and Benefits.

(a)	Base Fee. From June 6, 2022 through August 31, 2022, Consultant shall accrue a consulting fee (the “Consulting Fee”) of $10,000.00 per month. From September 1, 2022 through May 15, 2023, the Consulting Fee shall be increased to $20,000.00 per month, $5,000.00 per month (but not less than $1,125.00 per week) of which shall be paid immediately in cash and the balance of which shall be accrued. Effective May 15, 2023, the Consulting Fee of $20,000 per month shall be paid in cash. Upon the close of the IPO, the Consulting Fee of $20,000 per month will continue to be paid in cash on a monthly basis. Any amount accrued will (1) be payable at the earliest of (i) 3 days after the IPO, (ii) upon the sale of the Company or (iii) upon liquidation of the Company or (2) become immediately due upon the declaration, voluntary or involuntary, of a bankruptcy action and paid at the time or times permitted by a bankruptcy court and pursuant to a plan termination within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix). Company acknowledges that accrued Consulting Fees shall be paid in preference to other outstanding liabilities with respect to items (1)(iii) and (2) in the preceding sentence.

Within 120 days after the IPO, the Board will retain the services of a compensation consultant to review and assess Consultant’s compensation package. The Board will consider making adjustments based on the report by the compensation consultant.

As of the Effective Date, the Company and the Consultant agree that Schedule 3(a) properly reflects amounts accrued from June 6, 2022 through the Effective Date and amounts paid from June 6, 2022 through the Effective Date.

(b)	Additional Potential Consulting Fee. Effective for 2023, each January, the Board shall in concert with Knuettel establish Company aggregate and consultant performance goals and objectives (the “Goals”) for the year. Full achievement of the Goals will result in an additional consulting fee for the year of no less than 50% of the Consultant’s annualized Consulting Fee (the “Potential Additional Consulting Fee”). Each year, any Potential Additional Consulting Fee paid shall be paid no later than the March 15 following the end of the applicable year. The Board shall, in its sole discretion, determine the final amount payable as a Potential Additional Consulting Fee based upon results and performance relative to the Goals, together with such other and further factors as the Board deems relevant. The extent to which performance and other objectives are met will be determined by the Board in its sole discretion and good faith. The Board may increase the Potential Additional Consulting Fee in recognition of performance in excess of performance objectives and any Potential Additional Consulting Fee for 2022 shall be solely at the Board’s discretion. Except as otherwise provided in Section 6, no Potential Additional Consulting Fee shall be earned for a year unless the Consultant is still retained as such through the date of payment.

(c)	Equity Grant(s).

(1)	As soon as practicable after the Effective Date, Consultant shall receive an option to acquire 200,000 shares of Company’s Common Stock that will vest as follows: 20,000 shares will vest as of October 1, 2022; with 20,000 shares vesting each 3-month anniversary thereafter. The option shall have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and shall expire on the 10th anniversary of the date of grant. If Consultant is terminated within 12 months following a change of control (for purposes of this agreement, the IPO will not be deemed to be a change of control), then all unvested options shall immediately vest.

(2)	As soon as practicable after the Effective Date, Consultant shall also receive an option to acquire 25,000 shares of Company’s Common Stock that will be 0% vested on the date of grant and 100% vested upon the sooner of the closing of the IPO or the sale of the Company. The option shall have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and shall expire on the 10th anniversary of the date of grant.

(3)	Within thirty (30) days of the completion of the IPO, Company commits to granting Consultant an option to purchase 250,000 shares at the fair market value at the time of the grant.

(4)	Consultant shall execute and deliver such agreements and instruments in connection with the above grants as required by the Company’s counsel.

(d)	Benefits. Neither Consultant nor Knuettel shall be entitled to participate in any benefits offered to the Company’s executives. The Parties may at any time have discussions about altering the Consultant’s and Knuettel’s relationship with the Company including, without limitation, entering into an employment agreement with benefits.

(e)	Out-of-Pocket Expenses. The Company shall reimburse Consultant for all reasonable “out-of-pocket” expenses incurred by Consultant in the conduct of the Company’s business. Such reimbursement shall be in accordance with applicable policies and procedures.

(f)	The Consultant’s entire compensation package will be reviewed by the Board no later than the Summer of 2023 provided an IPO has taken place.

4.            Compliance with Laws and Policies. Consultant and Knuettel agree that each must act in conformity with the law at all times, without exception. Consultant and Knuettel will abide by the Company rules, regulations and policies as in effect from time to time including, but not limited to, any of those uploaded to the “Corporate Governance” section of the Company’s website.

5.            D&O Insurance. The Company will undertake commercially reasonable efforts to bind a policy for directors and officers (“D&O”) insurance at the time of an IPO. The Company anticipates standard D&O coverage but cannot make any guarantees until the IPO is completed and the market for coverage has been explored. The Company shall undertake commercially reasonable efforts to acquire D&O coverage that includes both Consultant and Knuettel with respect to such positions with the Company as Consultant and Knuettel shall serve.

6.	Termination.

(a)	Termination for Cause. If the Agreement is terminated by Company for “Cause” (as defined below) or the Consultant terminates other than for Good Reason (as defined below), then (1) the Company shall compensate Consultant with a pro rata portion of the Consulting Fee (but for the avoidance of doubt not including any Potential Additional Consulting Fee) due for the month in which services are terminated and (2) Consultant shall not be entitled to any further compensation for services.

(b)	Other Termination. The provisions of this Section 6(b) apply in the event of a termination of this Agreement other than pursuant to Section 6(a), including by Consultant for Good Reason. No amount payable under this Section 6(b) shall be paid unless each of Consultant and Knuettel execute, deliver and do not revoke the Company’s standard release of claims agreement within 60 days of such termination of services, attached hereto as Exhibit A. If the 60-day period referenced in the preceding sentence spans two taxable years, payment shall only commence in the second taxable year.

(1)	The Company will continue payment of Consulting Fees at the rate in effect immediately prior to the termination of the Agreement for a period of six months.

(2)	If and only if the target for any Potential Additional Consulting Fee has been set for the applicable year of termination of services, Consultant shall be entitled to receive 50% of the Consultant’s annualized Consulting Fee, prorated using a 365-day year from January 1 of the year of termination and through the date of termination. Any amount payable pursuant to this Section 6(b)(2) shall be paid no earlier than January 1 nor later than March 15 of the year following the year of termination.

(3)	Time-based vesting with respect to any outstanding equity awards shall be accelerated by treating the vesting schedule as of the date of termination as the schedule as of such date plus an additional six months of service.

(c)	Suspension of Payment. Notwithstanding anything herein to the contrary, if either Consultant or Knuettel is in material violation of any provision of this Section 6 or Section 7 below, the Company shall have no obligation to make payment(s) under Section 6(b) of this Agreement if the Company has determined in good faith that such a violation(s) has occurred or is occurring. If it is later established through a judicial proceeding that no such violation occurred, the Company shall agree to pay to Consultant any such amount withheld from or not paid during such period to the extent consistent with Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”).

(d)	No Mitigation. Consultant will be under no obligation to mitigate damages by seeking other employment or service relationships, and there will be no offset against the amounts due Consultant under this Agreement, except as specifically provided in Section 6(c) above or for any other claims that the Company may have against Consultant and to the extent consistent with Section 409A.

(e)	Definitions. For purposes of this Agreement:

(1)	“Cause” means any of the following with respect to Consultant or Knuettel: (i) engaging in any acts of fraud, theft or embezzlement involving the Company; (ii) conviction, including any plea of guilty or nolo contendere, of any felony crime that is relevant to Consultant’s or Knuettel’s position(s) with the Company; and (iii) material violation of this Agreement, which is materially damaging to the reputation or business of the Company; provided, however, that prior to terminating Consultant for Cause, the Board must, if possible under the given circumstances, first (A) provide notice to Consultant specifying in reasonable detail the condition giving rise to Cause for termination no later than the 10th day following the occurrence of that condition, (B) provide Consultant a period of 20 days to remedy the condition, if subject to remedy, and so specify in the notice and (C) terminate the service relationship for Cause within 10 days following the expiration of the period to remedy if the Consultant fails to remedy the condition.

(2)	“Good Reason” means any of the following with respect to Consultant or Knuettel: (i) an involuntary material reduction in Consulting Fees; (ii) an involuntary material diminution in authority, duties or responsibilities; (iii) the failure of the Company to obtain or maintain D&O coverage as to Knuettel, as described in Section 5; or (iv) the Company’s breach of a material provision of this Agreement, provided, however, that prior to Consultant terminating for Good Reason, Consultant must, if possible under the given circumstances, first (A) provide notice to the Company specifying in reasonable detail the condition giving rise to termination for Good Reason no later than the 10th day following the occurrence of that condition, (B) provide the Company a period of 30 days to remedy the condition, if subject to remedy, and so specify in the notice and (C) terminate the service relationship for Good Reason within 10 days following the expiration of the period to remedy if the Company fails to remedy the condition.

7.            Restrictive Covenants. The Parties, including for this purpose Knuettel, hereby agree as follows.

(a)	Client of the Company. For purposes hereof, the term “Client” shall mean any Client of the Company: (1) to whom the Company or any officer, director, member, employee, contractor, affiliate, representative or agent of the Company provided any services or products of any kind; or (2) entities with whom the Company conducts business, including but not limited manufacturers, distributors, firms or marketers of any kind prior to or during the Term.

(b)	Non-Solicitation. During the Term of this Agreement and for a period of 12 months after the termination of this Agreement for any reason neither Consultant nor Knuettel, on their own behalf or on behalf of any other person, entity or other third party, directly or indirectly, shall: (1) cause any person to leave their employment with the Company (other than terminating subordinate employees or employees in the course of his duties for the Company); (2) hire, employ or otherwise engage any individual or entity who is an employee, independent contractor or agent of the Company, or solicit or contact any such individual or entity to quit or change such individual’s or entity’s relationship with the Company; (3) contact, call upon or solicit any of the Clients of the Company for the purpose of (i) providing any services to such entity or (ii) diverting or encouraging such entities or Clients of the Company to discontinue, in whole or in part, all or any portion of their relationship with, and services or products received from the Company; or (4) hire, employ or otherwise engage any individual or entity who is or was, an employee, independent contractor, representative or agent of the Company. Item (4) in the preceding sentence shall not restrict Consultant or Knuettel from hiring, employing or otherwise engaging any individual or entity who is or was, an employee, independent contractor, representative or agent of the Company so long as the hiring or engagement by Consultant or Knuettel does not interfere with that person or entity’s service to Company.

(c)	Proprietary Information. Consultant and Knuettel will have access to information of the Company that the Company considers sensitive, proprietary and/or otherwise confidential (the “Proprietary Information”). Proprietary Information includes, without limitation, trade secrets and similarly protected proprietary, secret and/or confidential information about the Company’s business that is not generally known by others with whom the Company competes or does business, or with whom it plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company, would assist in competition against them, including but not limited to (1) the products, services, technical data, methods, processes, know-how, developments, inventions and formulae of the Company, (2) the development, research, testing, marketing and financial activities and strategic plans of the Company, (3) their costs and sources of supply, (4) the identity and special needs of the Clients and prospective clients, customers and portfolio companies of the Company and (5) the vendors, suppliers and other organizations with whom the Company has business relationships and the nature and substance of those relationships. Proprietary Information also includes any confidential or proprietary information that the Company may receive or has received from Clients, prospective clients or business partners with any understanding, express or implied, that the information would not be disclosed. Consulting Fees and other compensation to Consultant for services do not constitute Proprietary Information. Consultant will maintain the confidentiality of all Proprietary Information both before and after the Term except as otherwise specifically instructed by the Company.

(d)	Non-Competition. To protect the Company’s trade secrets, goodwill and Proprietary Information, Consultant and Knuettel agree that, during the Term of this Agreement and for a period of 12 months after the termination of this Agreement for any reason, whether voluntary or involuntary, Consultant and Knuettel shall not directly or indirectly engage (whether such engagement is as an employee, consultant, proprietor, partner, director or otherwise) in any business that competes against the Company by owning, licensing, developing, marketing, manufacturing, producing, selling or distributing products, technologies, therapies or services directly related to the therapeutic business of the Company, including all patents, pre-clinical and Phase I study results and data, and trade secrets related to the CC8464 compound, transferred by Chromocell Corporation to the Company. It is agreed that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

(e)	Reasonable Restrictions. Consultant and Knuettel agree that the limitations as to time, geographic area and scope of activity to be restricted pursuant to this Agreement are reasonable and are not greater than necessary to protect the goodwill or other business interests of the Company. Consultant and Knuettel further agree that such interests are worthy of protection and that the scope of activity to be restrained as detailed herein is reasonable and is not greater than the hardship Consultant and Knuettel may experience by complying with its terms. Each of Consultant and Knuettel expressly waive the right to protest the reasonableness of the restrictions contained within this Section 7.

8.            Remedy for Breach. The Parties acknowledge that another Party may be irreparably injured by a violation of this Agreement and agree that such other Party shall be entitled to an injunction restraining the other Party from any actual or threatened breach of the provisions contained herein or to any other appropriate equitable remedy without any bond or other security being required. Each Party further consents to court enforcement of the specific language of this Agreement. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.

9.	Miscellaneous Provisions.

(a)	Governing Law. This Agreement and the interpretations hereof, shall be governed exclusively by its terms and by the laws of the State of New York, without reference to its principles of conflicts of laws.

(b)	Withholding. All amounts payable hereunder that are required to be subject to deduction for taxes and other withholdings shall be so subject. In the event no such withholding is made and as a result the Company incurs any liability, Consultant and Knuettel agree to fully indemnify Company for any such liability.

(c)	Section 409A. It is the intention of the Parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A and this Agreement shall be interpreted, applied and, to the minimum extent necessary, amended to achieve that intention. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent (1) any payments or benefits to which Consultant becomes entitled under this Agreement, or under any agreement or plan referenced herein, constitute deferred compensation subject to Section 409A that are payable on “separation from service” (as defined under Section 409A) and (2) Consultant or Knuettel is deemed at the time of such termination to be a “specified employee” under Section 409A, then such payments shall not be made or commence until the date that is immediately following the expiration of the six-month period measured from the date of the “separation from service” (as defined under Section 409A) from the Company. Upon the expiration of the applicable deferral period, any payments that would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision shall be paid to Consultant in one lump sum (without interest). Each installment of any payments provided hereunder shall constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such reimbursement or benefit in one calendar year shall not affect any reimbursement or benefit in any other taxable year, in no event shall any such reimbursement or benefit be provided after the last day of the calendar year following the calendar year in which Consultant incurred such expense and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” (as defined under Section 409A).

(d)	Notice. Except as otherwise specified herein, any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if either sent by registered mail to the Company at its principal offices or to Consultant at the last address provided by Consultant in writing with the Company, or via email with read-receipt obtained from the other Party. Either Party may change the relevant address by notifying the other Party of such change in writing at any time. Any such notice shall be effective when received.

(e)	Survival and Severability. Provisions of this Agreement, which by their nature and/or terms extend beyond the termination of this Agreement shall continue in effect after termination of this Agreement, regardless of the reason, and whether such termination is voluntary or involuntary. If any provision of this Agreement (or portion thereof) is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision (or portion thereof) of this Agreement that can be given effect without the invalid provision. In such event, all Parties agree that the court making such determination shall have the power to alter or amend such provision so that it shall be enforceable to the maximum extent permitted by law.

(f)	Waiver of Rights. Failure or omission by any Party at any time to enforce or require strict or timely compliance with any provision of this Agreement shall not affect or impair that provision in any way or the rights of the that Party to avail itself of remedies it may have in respect to any breach of that provision. Any waiver or consent given by any Party shall be effective only as to that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g)	Assignment and Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party; provided, however, that the Company may, without notice to Consultant, (1) assign this Agreement to any entity that acquires all or substantially all of its assets or its business that is the subject hereof or (2) assign this Agreement to any entity that is owned by the Company. The provisions of this Agreement will inure to the benefit of and be binding on the Parties and their respective representatives, successors and assigns. Nothing contained in this Agreement shall be construed, nor is intended to give any rights or benefits to any person or entity, other than to the Company, Consultant and Knuettel.

(h)	Counterparts and Headings. This Agreement and any amendment hereof may be executed in any number of counterparts and by each Party on a separate counterpart, each of which, when so executed and delivered (which delivery may be via telefax or other electronic means), shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof. Words of any gender used in this Agreement shall be held to include any other gender, and words in the singular shall be held to include the plural when the sense requires.

(i)	Entire Agreement and Modification. This Agreement constitutes the entire agreement between the Parties and supersedes all previous agreements on this matter. There are no other written or oral agreements, representations or understandings with respect to the subject matter of this Agreement. This Agreement may only be modified by the mutual written and signed agreement of both Parties hereto. No oral statement shall in any manner modify or otherwise affect the terms and conditions set forth herein.

(j)	Disclaimer Regarding Reporting. Nothing in this Agreement, any other agreement between the Parties or any Company policy or program prohibits Consultant and Knuettel from reporting in good faith possible violations of law or regulations to any governmental agency or governmental entity (including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General) or making other disclosures that are protected under state or federal whistleblower provisions or by any other state or federal law or regulation. Pursuant to the Defend Trade Secrets Act, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Notwithstanding the provisions of Section 7 of this Agreement, Consultant and Knuettel do not need prior authorization from the Company to make such reports or disclosures, and Consultant and Knuettel are not required to notify the Company that any such report or disclosure has been made. Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or Section 1833(b) of the Defend Trade Secrets Act of 2016.

IN WITNESS WHEREOF, the Parties have executed this Agreement below.

CAMDEN CAPITAL LLC

By:	/s/ Francis Knuettel II
Its: Managing Member

/s/ Francis Knuettel II
Francis Knuettel II, in his individual capacity as to those provisions that apply to him

Chromocell Therapeutics Corporation

By:	/s/ Christian Kopfli
Name: Christian Kopfli
Title: Chief Executive Officer

The undersigned hereby guarantees without qualification or limitation the performance of Camden Capital LLC under this Agreement. In this regard, the undersigned shall be acting as a primary obligor and not as a surety.

/s/ Francis Knuettel II
Francis Knuettel II

Schedule 3(a)

Schedule of Payments and Accruals